As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-252569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Landsea Homes Corporation

(Exact name of registrant as specified in its charter)

Delaware	1531	82-2196021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

660 Newport Center Drive, Suite 300

Newport Beach, CA 92660

(949) 345-8080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Franco Tenerelli

Executive Vice President, Chief Legal Officer and Secretary

Landsea Homes Corporation

660 Newport Center Drive, Suite 300

Newport Beach, CA 92660

(949) 345-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Dennis J. Friedman

Michael E. Flynn

Peter W. Wardle

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

(949) 451-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering
Common Stock, par value $0.0001 per share(2)	7,052,500	$11.50	(3)	$81,103,750.00	(3)	$8,848.42

Secondary Offering
Common Stock, par value $0.0001 per share(4)	41,338,553	$9.275	(5)	$383,415,079.08		$41,830,59
Warrants to purchase Common Stock(6)	5,500,000	—		—		—

Total				$464,518,829		$50,679.01	(7)

(1)	Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Consists of: (i) 1,552,500 shares of Common Stock that may be issued upon exercise of the public warrants issued in the registrant’s initial public offering as adjusted pursuant to the Warrant Amendment; and (ii) 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants. The aggregate number of shares of Common Stock shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Based upon the exercise price per share of Common Stock issuable upon exercise of the warrants.
(4)	Consists of the following shares of Common Stock registered for resale by the Selling Holders: (i) 5,500,000 shares of Common Stock underlying the Private Placement Warrants and (ii) 35,838,553 shares of Common Stock, including up to 2,530,835 Founder Shares, 32,557,303 Stock Consideration Shares , 500,000 Transfer Shares and 250,415 Forward Purchase Shares. The aggregate number of shares of Common Stock shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on February 8, 2021, as reported on Nasdaq Capital Market, under the symbol “LSEA.” Subsequent to the consummation of the Business Combination, on January 8, 2021, the trading symbol is “LSEA.”
(6)	Consists of 5,500,000 Private Placement Warrants. Pursuant to Rule 457(g), no separate registration fee is required for the warrants.
(7)	$53,497.78 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to this registration statement is being filed solely to revise the signature page hereto. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$53,498
FINRA filing fee	0
Printing fees and expenses	15,000
Registrar and transfer agent fees	0
Legal fees and expenses	175,000
Accounting fees and expenses	70,000
Miscellaneous	0

Total	$313,498

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our Second Amended and Restated Certificate of Incorporation provides that our directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Second Amended and Restated Certificate of Incorporation.

Our Second Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of the registration statement of which this prospectus is a part, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

On June 12, 2018, we issued 7,760,000 Private Placement Warrants to the Sponsor and the BlackRock Holders concurrently with the closing of our IPO. On January 7, 2021, in connection with the Business Combination, we issued 32,557,303 Stock Consideration Shares to the Seller pursuant to the Merger Agreement and 250,415 Forward Purchase Shares to the FPSA Investors pursuant to the Forward Purchase and Subscription Agreement.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Merger Agreement, dated August 31, 2020, by and among LF Capital Acquisition Corp., LFCA Merger Sub, Inc., Landsea Homes Incorporated and Landsea Holdings Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2020).+**
3.1	Second Amended and Restated Certificate of Incorporation of Landsea Homes Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
3.2	Second Amended and Restated Bylaws of Landsea Homes Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2020).**
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2020).**
4.3	Warrant Agreement, dated June 19, 2018, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2020).**
4.4	First Amendment to the Warrant Agreement, dated January 7, 2021, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
5.1	Opinion of Gibson, Dunn & Crutcher LLP.**
10.1	Stockholder’s Agreement, by and between Landsea Homes Corporation and Landsea Holdings Corporation, dated January 7, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
10.2	Landsea Homes Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
10.3	Seller Lock-Up Agreement, by and between Landsea Holdings Corporation and Landsea Homes Corporation, dated January 7, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
10.4	Sponsor Lock-Up Agreement, by and between Level Field Capital, LLC, Bandouin Prot, Scott Reed, Elias Farhat, Djemi Traboulsi, James Erwin, Gregory Wilson and Landsea Homes Corporation, dated January 7, 2021 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
10.5	Sponsor Lock-Up Agreement, by and among Level Field Capital, LLC, Karen Wendel and Landsea Homes Corporation, dated January 7, 2021 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
10.6	Trademark License Agreement, by and among Landsea Homes Corporation and certain of its subsidiaries set forth on Exhibit A thereto and Landsea Group Co., Ltd., dated January 7, 2021 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**

10.7	Employment Agreement of John Ho, by and between Landsea Holdings Corporation and John Ho, dated August 31, 2020, and assigned to and assumed by Landsea Homes Corporation on January 7, 2021 (incorporated by reference to Annex O-1-1 to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on November 23, 2020).**
10.8	Employment Agreement of Michael Forsum, by and between Landsea Holdings Corporation and Michael Forsum, dated August 31, 2020, and assigned to and assumed by Landsea Homes Corporation on January 7, 2021 (incorporated by reference to Annex O-2-1 to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on November 23, 2020).**
10.9	Employment Agreement of Franco Tenerelli, by and between Landsea Holdings Corporation and Franco Tenerelli, dated August 31, 2020, and assigned to and assumed by Landsea Homes Corporation on January 7, 2021 (incorporated by reference to Annex O-3-1 to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on November 23, 2020).**
10.10	Form of Director and Officer Indemnification Agreement (incorporated by reference to Annex L to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on November 23, 2020).
14.1	Code of Business Conduct and Ethics of Landsea Homes Corporation (incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).**
23.1	Consent of RSM US LLP, independent registered accounting firm for LF Capital Acquisition Corp.**
23.2	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm for Landsea Homes Incorporated.**
23.3	Consent of Walter & Shuffain, P.C., independent registered accounting firm for LS-Boston Point LLC.**
23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).**
24.1	Powers of Attorney (included on the signature page to the initial filing of this registration statement).**

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definitions Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**	Previously filed.

+	Certain schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby agrees to hereby furnish supplementally a copy of all omitted schedules to the SEC upon request.

Item 17. Undertakings.

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	The undersigned Registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California, on February 9, 2021.

LANDSEA HOMES CORPORATION

By:	/s/ John Ho
Name: John Ho Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ John Ho John Ho	Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	February 9, 2021

/s/ Trent Schreiner Trent Schreiner	Senior Vice President of Accounting and Chief Accounting Officer (Principal Accounting Officer)	February 9, 2021

* Ming Tian	Chairman of the Board	February 9, 2021

* Qin Zhou	Director	February 9, 2021

* Bruce D. Frank	Director	February 9, 2021

* Thomas Hartfield	Director	February 9, 2021

* Robert S. Miller	Director	February 9, 2021

* Scott Reed	Director	February 9, 2021

* Elias Farhat	Director	February 9, 2021

* Tim T. Chang	Director	February 9, 2021

*By:	/s/ John Ho
Name: John Ho Title: Attorney-in-Fact